Exhibit 5.2

PRC Legal Opinion

on

Some Domestic Approval Matters of Longduoduo Company Limited

北京大成律师事务所

www.dentons.cn

北京市朝阳区朝阳门南大街10号兆泰国际中心B座16-21层（100020）

16-21F, Tower B, ZT International Center, No.10, Chaoyangmen Nandajie

Chaoyang District, 100020, Beijing, China

Tel: +86 10-58137799 Fax: +86 10-58137788

dentons.cn

PRC Legal Opinion

Date: June 8, 2022

To: Longduoduo Company Limited (the “Company”)

419, Floor 4, Comprehensive Building,

Second Light Hospital, Ordos Street,

Yuquan District, Hohhot,

Inner Mongolia,China

Dear Sirs,

We, Beijing Dentons Law Offices, LLP, are appointed by Longduoduo Health Technology Co., Ltd. (龙多多健康科技有限公司, a PRC subsidiary of the Company, the “LDD PRC”, its membership group is referred to the “Group”) as the People’s Republic of China (the “PRC”, which, for the purposes of this legal opinion only, excludes Hong Kong, the Macau Special Administrative Region and Taiwan) legal adviser to LDD PRC for some domestic approval matters in relation to the proposed listing (the “Listing”) of the shares of the Company (a limited company incorporated under the laws of the State of Nevada, USA) on the Over the Counter Bulletin Board. Accordingly, we would like to issue this legal opinion under PRC laws on (i) whether the Group need to voluntarily report to the Cyberspace Administration of China (中华人民共和国国家互联网信息办公室, the “CAC”) for cybersecurity review (网络安全审查); and (ii) whether the new draft measures published on December 24 2021 by the China Securities Regulatory Commission (中国证券监督管理委员会, the “CSRC”) relating to overseas listing of domestic enterprises apply to the Group. In this legal opinion, we do not express any opinion on matters relating to accounting, auditing, assets appraisal, laws of any other jurisdiction, etc., and the reference to such matters in this legal opinion does not imply any express or implied endorsement by us of the truthfulness and accuracy of such data and conclusions.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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dentons.cn

We are registered with the Beijing Bureau of Justice (北京市司法局) and hold the Practice License of Law Firm (律师事务所执业许可证). The lawyers who sign this legal opinion are registered in accordance with the PRC laws, hold the valid Practice license of Lawyers of the PRC (中华人民共和国律师执业证), and are qualified to issue this legal opinion on matters entrusted abovementioned.

This legal opinion is confined to and given on the basis of published and publicly available laws, administrative regulations, local regulations, autonomous regulations and special regulations and rules of the PRC (hereinafter collectively referred to as “PRC Laws”) effective as at the date of this legal opinion hereof. We do not guarantee that any change in PRC Laws or in their interpretation after the date of this legal opinion hereof will not affect any of the opinions expressed below. We have not investigated, and we do not give any opinion expressly or by implication on the laws of any other jurisdiction and we have assumed that no such other laws would affect the opinions expressed below.

For the purpose of this legal opinion, we have examined photocopies of the documents set out in this legal opinion, which are provided by LDD PRC. LDD PRC warrants and we assume that: (1) all facts, documents and materials affecting this legal opinion have been fully and completely disclosed to us without any concealment or omission; (2) photocopies and faxed copies of all documents and materials listed in this legal opinion are consistent with the original, and the signatures and seals on them are true. In order to issue this legal opinion, we also made appropriate search through the official websites of relevant PRC government departments. Except for the abovementioned, we have not examined any other contracts or documents nor have we made any other enquiries or searches.

We agree that the relevant contents of this legal opinion shall be quoted in part or in whole in the filing documents related to the Listing by the Company.

This legal opinion is addressed to the Company personally and is only used for the purpose of the Listing by the Company, and shall not be used for any other purpose without our prior written permission.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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Based on the foregoing and in accordance with the recognized professional standards, ethics and conscientiousness of Chinese lawyers, we are hereby of the opinion that:

●	As to the Group

According to the written confirmation of LDD PRC and the Company, the Group consists of 7 member companies that are Longduoduo Company Limited (USA), Longduoduo Company Limited (a limited company incorporated under the laws of Hong Kong), LDD PRC, Inner Mongolia Chengheng Health Consulting Company Limited (内蒙古诚恒健康咨询有限公司), Inner Mongolia Qingguo Health Consulting Company Limited (内蒙古庆国健康咨询有限公司), Inner Mongolia Rongbin Health Consulting Company Limited (内蒙古荣滨健康咨询有限公司), and Inner Mongolia Tianju Health Consulting Company Limited (内蒙古天聚健康咨询有限公司) (each or all of them hereinafter collectively referred to as “Member Company”).

●	As to the Cybersecurity Review (网络安全审查) by CAC

According to the Cybersecurity Review Measures (2021) (《网络安全审查办法（2021）》), the purchase of network products and services by critical information infrastructure (关键信息基础设施) operator and the data processing activities carried out by online platform operators, which affects or may affect national security, shall be subject to cybersecurity review in accordance with the present Measures. To purchase network products or services, a critical information infrastructure operator shall prejudge any possible risks to national security after such products or services are put into use. It shall declare any network product or service that affects or may affect national security to the CAC for cybersecurity review. Before the listing of shares abroad, an online platform operator who possesses the personal information of more than 1 million users shall declare to the CAC for cybersecurity review. Where a member of the cybersecurity review working mechanism believes that a network product or service or data processing activity affects or may affect national security, the CAC shall report the same to the Central Cyberspace Affairs Commission for approval under procedures, and then conduct review in accordance with the present Measures. The CAC shall strengthen ex ante, interim and ex post supervision by means of accepting reports or otherwise.

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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dentons.cn

According to the written confirmation of LDD PRC and the Company, as at the date of this legal opinion hereof, the actual business carried out by the Group is health consulting and product sales and Member Company is not a critical information infrastructure operator, and its process of day-to-day operations is not involved in any network products, network services, or data processing, also does not involve any matters and arrangements which affect or may affect PRC national security.

We have search the official website of ICP/IP address/Domain name Information record management system of Ministry of Industry and Information Technology of the PRC (中华人民共和国工业和信息化部) (https://beian.miit.gov.cn/#/Integrated/index), and find that, except Inner Mongolia Rongbin Health Consulting Company Limited, which has gone through ICP filing procedures for the website domain name “Longduoduojiankang.com” (the “Website”), other Member Company have no record of going through ICP filing procedures for the website domain name. We have also log in to the Website and the browser shows that “this website cannot be accessed”. According to the written confirmation of LDD PRC and the Company, the Website is not in use and the Member Company does not build, operate, maintain or use any network platform in the PRC.

Based on the foregoing, we are of the opinion that the Group does not need to voluntarily report to the CAC for cybersecurity review in accordance with the above provisions of the Cybersecurity Review Measures (2021).

●	As to the Application of the New Draft Measures Published by CSRC on December 24, 2021 Relating to Overseas Listing of Domestic Enterprises

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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dentons.cn

On December 24, 2021, the CSRC published the Administrative Provisions of the State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) (《国务院关于境内企业境外发行证券和上市的管理规定(草案征求意见稿)》) and the Administrative Measures for the Record-filing of Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comment) (《境内企业境外发行证券和上市备案管理办法(征求意见稿)》) (hereinafter collectively referred to as the “Draft Regulations”) on its official website and solicited comments from the public. The period for soliciting opinions on the Draft Regulations ended on January 23, 2022, and the Draft Regulations have not been formally promulgated and have not come into effect as at the date of this legal opinion hereof.

According to the Draft Regulations, the Draft Regulations are applicable to domestic enterprises that contemplate to issue and list securities overseas, including direct overseas issuance and indirect overseas issuance. Under the circumstance of an indirect overseas issuance, the PRC operation entity designated by the issuer shall submit filing materials to the CSRC within three working days from the submission date of its listing application documents for an initial public offering overseas and report the relevant information to the CSRC. Neither the Draft Regulations nor the CSRC had provided interpretation or guidance on the filing requirements for an overseas listing where the listing application has been made prior to the effective date of the Draft Regulations.

Based on the foregoing, we are of the opinion that the Group does not need to go through the CSRC filing procedures for the Listing in accordance with the Draft Regulations as at the date of this legal opinion hereof.

Yours faithfully,

/s/ Beijing Dentons Law Offices, LLP

Beijing Dentons Law Offices, LLP

Eric Silwamba, Jalasi and Linyama ► Durham Jones & Pinegar ► LEAD Advogados ► Rattagan Macchiavello Arocena ►Jiménez de Aréchaga, Viana & Brause ► Lee International ► Kensington Swan ► Bingham Greenebaum ► Cohen & Grigsby ► Sayarh & Menjra ► Larraín Rencoret ► For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

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